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                                                                    Exhibit 99.3

                 [Central Reserve Life Corporation Letterhead]


                                              DATE:                July 6, 1998
                                              CONTACT:  At Central Reserve Life:
                                                                  Fred Lick, Jr.
                                                       Chairman, President & CEO
                                                                  (440) 572-2400


                   CENTRAL RESERVE LIFE CORPORATION COMPLETES
                     $40 MILLION EQUITY FUNDING TRANSACTION

Strongsville, Ohio - July 6, 1998 - Central Reserve Life Corporation (Nasdaq:
CRLC) today announced that it completed an equity funding transaction totaling over $40 million on July 3, 1998.

Central Reserve Life Corporation issued for an aggregate purchase price of $40,150,000 to Strategic Acquisition Partners and Insurance Partners 7,300,0000 of its common shares and warrants to acquire up to 3,650,000 of its common shares at an exercise price of $5.50 per share.

Proceeds of the share and warrant issuance will be used to retire the $20 million interim loan that the Company received through Strategic Acquisition Partners and, among other things, to further strengthen the capital of the Company's primary insurance subsidiary, Central Reserve Life Insurance Company.

Strategic Acquisition Partners pursues acquisition and merger opportunities in the health and life insurance industry. Insurance Partners is an international insurance acquisition fund that has participated in a number of significant insurance acquisition transactions.

Central Reserve Life Corporation, through its Ohio-domiciled life insurance company, Central Reserve Life Insurance Company (CRL), specialized in meeting the insurance needs of individuals and small to mid-size businesses. Among the products CRL offers are accident and health insurance and short-term major medical.